201 South Biscayne Boulevard SUITE 3000 MIAMI, FL 33131 TELEPHONE: 305-373-9400 FACSIMILE: 305-373-9443 www.broadandcassel.com

December 18, 2003

21st Century Holding Company

4161 N.W. 5th Street

Plantation, FL 33317

Re:	21st Century Holding Company (the "Company") Amendment No. 1 to Registration Statement on Form S-3 File No. 333-109313

Ladies and Gentlemen:

We have acted as counsel to the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of Amendment No. 1 to the Registration Statement on Form S-3 (as amended, the “Form S-3”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion with respect to the 816,100 redeemable warrants (the “Warrants”) that may be offered for resale by certain selling warrant holders named in the Form S-3 and the 408,050 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), that will be issued by the Company upon the exercise of Warrants (the “Shares”), both as set forth in the Form S-3.

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents as we may deem relevant and necessary for the opinion expressed in this opinion letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Warrants have been and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, the Shares will be, legally issued, fully paid and nonassessable.

BOCA RATON   •   FT. LAUDERDALE   •   MIAMI   •   ORLANDO   •   TALLAHASSEE   •   TAMPA   •   WEST PALM BEACH

21st Century Holding Company

December 18, 2003

The opinion expressed herein is based on Florida law, including the statutes and constitution of the State of Florida as in existence on the date hereof and the reported judicial decisions interpreting such statutes and constitution.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Form S-3. We also consent to the use of our name under the caption “Legal Matters” in the prospectus constituting part of the Form S-3. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Broad and Cassel

BROAD AND CASSEL

BOCA RATON   •   FT. LAUDERDALE   •   MIAMI   •   ORLANDO   •   TALLAHASSEE   •   TAMPA   •   WEST PALM BEACH